Moody National REIT I, Inc. 8-K

EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of  August 14, 2012 (the “Effective Date”), by and between MOODY NATIONAL RI PERIMETER HOLDING, LLC, a Delaware limited liability company (“Fee Owner”), MOODY NATIONAL RI PERIMETER MASTER TENANT, LLC, a Delaware limited liability company (“Moody MT”), (Fee Owner and Moody MT collectively referred to herein as “Seller”), and 6096 BARFIELD ROAD, LLC, a Delaware limited liability company (the “Purchaser”).

RECITATIONS:

A.           Fee Owner is the owner of that certain tract of land more particularly described on Exhibit A attached hereto and made a part hereof, located at 6096 Barfield Road, Atlanta, Georgia  30328, together with the improvements situated thereon commonly known as Residence Inn Atlanta Perimeter Center (the “Hotel”).

B.           Moody MT leases the Hotel from the Fee Owner and is the owner of all personal property used in connection with the operation of the Hotel.

C.           The Purchaser desires to purchase the above described property from the Seller, and the Seller desires to sell the above described property to Purchaser, for the Purchase Price (as defined below) and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

ARTICLE I
DEFINITIONS

The following terms shall have the indicated meanings:

1.1        “Accounts Receivable” shall mean all accounts receivable of the Hotel which are shown on the records of the Hotel.

1.2        “Advance Bookings” shall mean reservations and agreements made or entered into by Moody MT or Manager prior to Closing and assumed by Purchaser for Hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other Hotel services to be provided after Closing.

1.3         “Affiliate” shall mean any Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling another Person.  For the purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.

1.4  “Applicable Law” shall mean all laws, rules, ordinances, codes (including building, zoning and other similar municipal codes) and regulations which may be applicable to any aspect of the Property or its operations.

1.5  “Assignment and Assumption Agreement” shall mean an assignment and assumption agreement between Manager, Moody MT, and the Purchaser whereby Moody MT assigns and the Purchaser assumes all of the Moody MT’s rights, title and interest in and to the Management Agreement, which agreement shall be in the form attached hereto as Exhibit “D”.

1.6      “Authorizations” shall mean all certificates of occupancy, licenses, permits, authorizations and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or officer, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.

1.7  “Bill of Sale and General Assignment” shall mean a bill of sale and general assignment between the Moody MT and the Purchaser, in a form to be reasonably agreed upon by the parties, conveying title to the Personal Property from Moody MT to the Purchaser, together with any Warranties and Guaranties related thereto, which form shall include an explicit disclaimer that all Personal Property is being sold “AS IS, WHERE IS AND WITH ALL FAULTS.”

1.8        “Closing” shall mean the consummation of the sale and purchase of the Property pursuant to this Agreement

1.9        “Closing Date” shall mean August 20, 2012, subject to extension in accordance with Section 6.1 below.

1.10      “Closing Documents” shall mean the documents defined as such in Article VI.

1.11  “Deed” shall mean a limited warranty deed,  in a form to be reasonably agreed upon by the parties, conveying fee title to the Real Property from the Fee Owner to the Purchaser, subject to all matters of record in the Real Property Records of Fulton County, Georgia (excluding liens, mortgages or monetary encumbrances created by Seller), and any matters which are visible or apparent on the ground and which a correct survey would show (to the extent such matters are valid and subsisting and affect or pertain to the Real Property), which form shall include an explicit disclaimer that the Real Property is being sold “AS IS, WHERE IS AND WITH ALL FAULTS.”

1.12  “Earnest Money” shall have the meaning ascribed to such term in Section 2.3.

1.13      “Escrow Agent” shall mean the Title Company.

1.14  “FIRPTA Certificate” shall mean the affidavit of Fee Owner under Section 1445 of the Internal Revenue Code, as amended.

1.15  “Governmental Authority” shall mean any federal, state, county, municipal or other government or governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of the them.

1.16  “Hotel” shall have the definition ascribed to such term in the Recitals.

1.17  “Hotel Agreements” shall mean collectively the Operating Agreements, Leased Property Agreements, Off-Site Facility Agreements and the Occupancy Agreements.

1.18      “Improvements” shall mean the Hotel and all other buildings, structures, improvements, and all fixtures, systems, facilities and all other items of real estate located on the Land.

1.19  “Independent Contract Consideration” shall mean One Hundred and No/100 Dollars ($100.00) of the Earnest Money which shall be paid by the Escrow Agent to the Seller in the event that Purchaser elects to terminate this Agreement.

1.20  “Insurance Policies” shall mean all policies of insurance maintained by or on behalf of the Seller pertaining to the Property, its operation, or any part thereof.

1.21  “Intangible Personal Property” shall mean, to the extent assignable, the Seller’s right, title and interest in and to all intangible personal property owned or possessed by the Seller and used in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, general intangibles, business records, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) the share of the Rooms Ledger determined under Section 6.6(h) hereof, and (5) Advance Bookings, excluding the Seller’s cash on hand, in the bank accounts and invested with financial or other institutions.

1.22  “Inventory” shall mean all inventories of food, beverage and consumable items in opened or unopened cases and all in-use reserve stock of linens, towels, paper goods, soaps, cleaning supplies, office supplies, engineering supplies, maintenance supplies, parts and tools and other “inventories of merchandise” and “inventories of supplies” as such terms are defined in the Uniform System of Accounts for Hotels used in connection with the operation and maintenance of the Hotel.

1.23  “Knowledge” shall mean the actual knowledge of Brett C. Moody and David Gould, without any duty of inquiry or investigation.  For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in questions, and expressly excludes any constructive or implied knowledge of such person.

1.24  “Land” shall mean that certain parcel of real estate described on Exhibit A hereof, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

1.25  “Leased Property” shall mean all leased items of Tangible Personal Property, including items subject to any capital lease, operating lease, financing lease, or any similar agreement (if any).

1.26  “Leased Property Agreements” shall mean all lease agreements pertaining to the Leased Property.

1.27      “Manager” shall mean Residence Inn by Marriott, LLC.

1.28  “Management Agreement” shall mean that certain Management Agreement dated as of January 30, 2004 (as thereafter assigned, amended, modified and supplemented), between Manager and Mood MT with respect to the Hotel.

1.29  “Occupancy Agreements” shall mean the leases, concession or occupancy agreements in effect with respect to the Real Property under which any tenants (other than Hotel guests and other than Moody MT) or concessionaires have the right to occupy space upon the Real Property.

1.30  “Off-Site Facility Agreements” shall mean the leases, contracts and agreements, if any, pertaining to facilities not located on the Property but which are required and presently used for the operation of the Hotel including, without limitation, use agreements for local golf courses, and parking or garage contracts or leases.

1.31  “Operating Agreements” shall mean the service, supply, maintenance and repair, and other similar contracts in effect with respect to the Property (other than the Occupancy Agreements, Leased Property Agreements, Off-Site Facility Agreements and the management agreement with the Manager) related to construction, operation, or maintenance of the Property and the business conducted thereon.

1.32      “Owner’s Title Policy” shall mean an owner’s policy of title insurance issued to the Purchaser by the Title Company, pursuant to which the Title Company (or any applicable underwriter) insures Purchaser’s ownership of fee simple title to the Real Property.

1.33  “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

1.34  “Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

1.35  “Property” shall mean collectively the Real Property and Personal Property.

1.36  “Purchase Price” shall mean the amount of NINE MILLION ONE HUNDRED FIFTY THOUSAND AND NO/DOLLARS ($9,150,000.00) payable in the manner described in Section 2.2 hereof, which amount shall include the Inventory.

1.37  “Purchaser Parties” shall mean Purchaser’s directors, officers, lenders, employees, agents, counsel, consultants or representatives.

1.38       “Real Property” shall mean the Land and the Improvements as identified in the Recitals.

1.39  “Rooms Ledger” shall mean the final night’s room revenue (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Seller), including any sales taxes, room taxes or other taxes thereon.

1.40  “Study Period” shall mean the period ending at 5:00 p.m. in Los Angeles, California, on August 17, 2012.

1.41  “Tangible Personal Property” shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, Inventory, all vehicles used in operation of Property and the Hotel and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash) located at the Hotel and owned by Moody MT or leased by Moody MT pursuant to Leased Property Agreement, including, without limitation, Moody MT’s interest as lessee with respect to any such leased Tangible Personal Property.

1.42  “Title Commitment” shall mean the title commitment and exception documents.

1.43  “Title Company” shall mean First American Title Company, 777 South Figueroa Street, 4th Floor, Los Angeles, California 90017, (213) 271-1737, Attention: Maurice Neri; provided, however, that, upon delivery of written notice to the Purchaser, Seller shall have the right to substitute a title insurance company of Seller’s choosing in order to facilitate a timely Closing under this Agreement so long as (i) such substitute title insurance company shall be irrevocably committed to deliver the Owner’s Title Policy to the Purchaser in accordance with Section 5.1(c) below, and (ii) Seller shall pay any costs associated with the termination of the title order with the initial Title Company listed above.

1.44        “Warranties and Guaranties” shall mean, to the extent assignable, all of Seller’s interest in any existing warranties and guaranties relating to the development, construction, ownership and operation of the Improvements, the Tangible Personal Property, the Real Property or any part thereof.

ARTICLE II
PURCHASE AND SALE; DEPOSIT; PAYMENT OF
PURCHASE PRICE; STUDY PERIOD

2.1           Purchase and Sale.  The Seller agrees to sell, and the Purchaser agrees to purchase, the Property for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.

2.2   Payment of Purchase Price.

(a)   The Purchaser shall pay the Purchase Price, as adjusted in the manner specified in Article VI and as set forth below, to the Seller (or other party designated by the Seller) at Closing by making a wire transfer of immediately available federal funds to the account of the Seller (or other party designated by the Seller).  Such wire transfer shall be sent by the Purchaser to the Escrow Agent for the account of the Seller no later than 2:00 p.m., Los Angeles, California time on the Closing Date.

(b)   The Purchase Price shall be allocated as follows:

Land:	$855,000.00

Improvements:	$6,412,500.00

Personal Property:	$1,282,500.00

Franchise Termination Fee	$600,000.00

2.3   Earnest Money.  On August 20, 2012, the Purchaser will deliver to the Escrow Agent the sum of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) (together with all interest earned thereon, the “Earnest Money”).  The Earnest Money shall be non-refundable to Purchaser, except as specifically provided for in this Agreement.  The Earnest Money shall be invested by the Escrow Agent in short term interest bearing accounts at banks or other financial institutions, which accounts must be insured by the Federal Deposit Insurance Corporation.  All interest earned on such deposits shall belong to the party (as between the Seller and the Purchaser) who is entitled to receive the Earnest Money under the applicable provisions of this Agreement.  In the event the transactions contemplated herein are not closed in accordance with the provisions hereof, the Earnest Money shall be disbursed to either the Seller or the Purchaser as provided in this Agreement.  If the sale hereunder is consummated in accordance with the terms hereof, then the Earnest Money will be applied as a credit to the Purchase Price at Closing.

2.4   Due Diligence.

(a)   The Purchaser shall have the right, until 5:00 p.m. in Los Angeles, California, on the last day of the Study Period, and thereafter if the Purchaser does not notify the Seller in writing prior to the expiration of the Study Period that the Purchaser has elected to terminate this Agreement, to enter upon the Real Property upon not less than one (1) business day prior notice to the Seller, and to perform at Purchaser’s expense and subject to terms and conditions set forth in Section 2.4(d) below, such due diligence investigations as Purchaser may deem appropriate.  If prior to the expiration of the Study Period, the Purchaser provides written notice to the Seller and Escrow Agent that it has determined in the Purchaser’s sole, absolute, and unrestricted discretion, to terminate the Agreement for any reason or no reason, this Agreement automatically shall terminate and the Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement.  THE PURCHASER’S FAILURE TO DELIVER TO ESCROW AGENT AND SELLER A NOTICE APPROVING SAID CONTINGENCIES WITHIN THE TIME PROVIDED THEREFOR SHALL BE DEEMED THE PURCHASER’S DISAPPROVAL OF SUCH CONTINGENCIES AND TERMINATION OF THIS AGREEMENT.  In the event that the Purchaser terminates or is demanding to have terminated this Agreement, the Earnest Money, less the Independent Contract Consideration, shall be refunded by the Escrow Agent to the Purchaser without any further notice to Escrow Agent.

(b)   On or before the Effective Date, Seller shall deliver or has delivered copies of the following items to the Purchaser, to the extent such items are in the Seller’s possession:

(1) Seller’s Title Policy;

(2) Seller’s existing survey;

(3) Hotel Agreements;

(4) Real Estate Tax Bills for current year and previous two (2) years; and

(5) Personal Property Tax Bills for current year and previous two (2) years.

(6) copies of all plans and specifications pertaining to the Improvements, topographical maps, grading plans, architectural and design drawings, engineering, structural, soils, seismic, toxic geologic and architectural reports, studies and certificates and all other documents or similar data pertaining to the Property in Seller’s possession; and

(7) a true and correct copy of all licenses, permits, maps, certificates of occupancy, building inspection approvals, and covenants, conditions or restrictions pertaining to the Property.

(c)   If for any reason whatsoever the Purchaser does not purchase the Property, the Purchaser shall promptly (i) deliver to the Seller or destroy copies of the due diligence materials delivered to or copied by the Purchaser or the Purchaser Parties, and (ii) deliver copies of all third-party reports prepared for the Purchaser with respect to the Property; provided, however, that the Purchaser shall not be obligated to deliver to the Seller any materials of a proprietary nature (such as, for the purposes of example only, any financial forecast or market repositioning plans) prepared for the Purchaser or the Purchaser Parties in connection with the Property, and the Seller acknowledges that any such materials delivered to the Seller pursuant to the provisions of clause (ii) shall be without cost to Purchaser and without warranty, representation or recourse whatsoever other than that such materials have been fully paid for and may be delivered to the Seller.  The terms of this Section 2.4(c) shall survive the termination of this Agreement.

(d)   Except to the extent caused by the gross negligence or willful misconduct of Seller, the Purchaser shall indemnify, hold harmless and defend the Seller against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien to the extent arising from the acts upon the Real Property by the Purchaser or the Purchaser Parties or any agents, contractors or employees of the Purchaser or the Purchaser Parties.  The Purchaser understands and accepts that any on-site inspections of the Property shall occur at reasonable times agreed upon by the Seller and the Purchaser after not less than one (1) business day prior notice to the Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel.  The Seller shall have the right to have a representative present during any such inspections.  If the Purchaser desires to do any invasive testing at the Property, the Purchaser shall do so only after obtaining the prior written consent of Seller, which approval may be subject to reasonable terms and conditions as may be proposed by the Seller.  The Purchaser shall not permit any liens to attach to the Property by reason of such inspections.  The Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of the Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for the Purchaser or the Purchaser Parties on or related to the Property.  The provisions of this Section 2.4(d) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby.

2.5   Title.  Prior to the execution of this Agreement, Title Company delivered to Purchaser, and Purchaser received (i) a preliminary report for the Real Property for a CLTA standard coverage owner’s policy on the Title Company’s most current form (the “Preliminary Report”) issued by the Title Company, and (ii) copies of all documents of record referred to in the Preliminary Report as exceptions to title to the Real Property (the “Title Documents”).  A copy of the Preliminary Report is attached hereto as Exhibit C.  Prior to the execution of this Agreement, Purchaser has reviewed, accepted and approved, without condition or reservation, the condition of title to the Property and any matters disclosed by the Survey.  For purposes of this Agreement, the term “Permitted Exceptions” shall mean: (i) the specific exceptions listed in the Preliminary Report, including the standard exceptions and exclusions to coverage, (ii) any matters created by, through or under Purchaser, and (iii) real estate taxes not yet due and payable.

2.6   Survey.  The Purchaser may obtain, at the Purchaser’s expense a new or updated ALTA survey of the Property (the “Survey”), certified to the Purchaser and Escrow Holder, in its capacity as the title company for this transaction, prepared by a surveyor licensed in the state where the Property is located.  Should the Purchaser elect not to obtain the Survey or should the Survey not be in accordance with the standard requirements of Escrow Holder for the issuance of a 2006 ALTA Extended Owner’s Policy, any exception or exceptions added to The Purchaser’s Title Policy as a result thereof shall constitute a Permitted Exception or Permitted Exceptions.

ARTICLE III
SELLER’S REPRESENTATIONS AND WARRANTIES

In order to induce the Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, each Seller hereby makes the representations and warranties set forth below.  Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.  Notwithstanding the foregoing, the representations and warranties below shall be deemed personal to each Seller and no Seller shall be construed as providing representations or warranties related to the power, authorization, acts or omissions of any other Seller.

3.1  Organization and Power.  Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of the Seller hereunder.

3.2  Authorization and Execution.  This Agreement (and all documents contemplated hereby) has been duly authorized by all necessary action on the part of the Seller, has been duly executed and delivered by the Seller, constitutes the valid and binding agreement of the Seller and is enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.  The Person executing this Agreement on behalf of the Seller, for and on behalf of the Seller, has the authority to do so.

3.3  Non-contravention.  Subject to any consent to the assignment of any particular Hotel Agreement required by the terms thereof or by Applicable Laws, the execution and delivery of, and the performance by the Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of any Applicable Law or regulation, the Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of the Seller.

3.4  Litigation.  There is no action, suit or proceeding or pending against any Seller, in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of the Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

3.5  Seller Is Not a “Foreign Person”.  No Seller is a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., the Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue code and regulations promulgated thereunder).

3.6  Right to Purchase. Seller has not granted to any Person, other than Purchaser, any right to purchase the Property or any portion thereof or interest therein.

In order to induce the Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, each Moody MT hereby makes the representations and warranties set forth below.  Each such representation shall be materially true and correct on the Effective Date (except for those representations and warranties specifically identified as being effective on the Closing Date) and shall be materially true and correct on the Closing Date.

3.7  Insurance.  Moody MT has and shall maintain through the Closing Date insurance policies equivalent in all material respects to those currently maintained by Seller.

3.8  Condemnation.  There are no pending or, to Seller’s Knowledge, threatened condemnation or similar proceedings affecting the Property.

3.9  Compliance with Applicable Law.  To Seller’s Knowledge, the Real Property is in compliance in all material respects with all Applicable Laws.

3.10  Lease.  There are no leases or other agreements relating to the rights of any party with respect to the possession, occupancy or use of the Property, except for the guests of the Hotel.

3.11  Service Contracts.  Except for the Management Agreement, there will be no contracts, warranties, guaranties, bonds or other agreements that will affect or which are or will be obligations of the Purchaser or the Property following the Closing Date, including, without limitation, maintenance contracts, management agreements, design services contracts, construction contracts, architects agreements, parking agreements, consulting agreements or landscaping agreements.

3.12  Entitlements.  To Seller’s Knowledge, all permits, licenses, certificates, entitlements, grants of right and any other documents required for the construction, completion, ownership, use and occupancy of the Property as contemplated herein have been obtained from all appropriate authorities and Seller and the Property are in compliance with all requirements and conditions of same.

3.13  Employees.  There are no employees of Seller.

3.14  Leasing/Management Contracts.  Except for the Management Agreement, will be no leasing or management contracts that will survive the Close of Escrow or that will require the payment of any fees or commissions by the Purchaser.

3.15  Bankruptcy.  Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, or suffered the attachment or other judicial seizure of substantially all of its assets.

3.16  Hazardous Materials.  Seller has not received any notice of any violation, and the Property is not, to the best of Seller’s knowledge, in violation, of (i) any Environmental Laws (as defined below); or (ii) any requirement applicable to the Property, including, without limitation, requirements imposed under any recorded covenants, conditions, restrictions, easements or other rights affecting the Property (collectively, “Requirements”).  If Seller receives such a notice following the Contingency Date and prior to the Close of Escrow, then Seller must immediately notify the Purchaser in writing.  Neither Seller nor, to the best of Seller’s knowledge, any third party has used, generated, manufactured, stored or disposed of on, under or about the Property or transported to or from the Property any Hazardous Substances or Toxic Substances (as defined below) in violation of applicable Environmental Laws or Requirements.  To the best of Seller’s knowledge, no Hazardous Substances or Toxic Substances have been or are located on, under or about the Property or property adjacent to the Property in violation of applicable Environmental Laws or Requirements.

3.17  Utilities; Access. To the best of Seller’s Knowledge, no fact or condition exists which would result in the termination of any existing sewer or other utility facilities servicing the Property, or in the change of any existing access to the Property.

3.18  Special Assessments.  To Seller’s Knowledge, no special assessments have been made against the Property that are unpaid, whether or not they have become liens.

3.19  Conditions of Improvements.  To Seller’s Knowledge, there are no structural defects in the Property.

The representations and warranties in this Article III shall survive the Closing for a period of one (1) year following the Closing Date (“Survival Period”).  Notwithstanding anything to the contrary contained in this Agreement, any claim that the Purchaser may have during the Survival Period against Seller for any breach of the representations and warranties contained in this Article III will not be valid or effective, and Sellers shall have no liability with respect thereto, unless the aggregate of all valid claims exceed $50,000.00.  Seller’s liability for damages resulting from valid claims during the Survival Period shall in no event exceed FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00); provided, however, that in no event shall the obligations of Seller under Section 4.7 hereof be subject to any of the limitations contained in this paragraph.  In the event the Purchaser obtains knowledge on or before Closing of any material inaccuracy in any of the representations and warranties contained in this Article III, the Purchaser may, as the Purchaser’s sole and exclusive remedy either: (i) terminate this Agreement whereupon the Earnest Money less the Independent Contract Consideration shall be refunded to Purchaser, and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive any and all claims against Seller on account of such inaccuracy and close the transaction.  In the event the Purchaser obtains knowledge on or before the expiration of the Study Period of any inaccuracy in any of the representations and warranties contained in this Article III, and the Purchaser does not terminate this Agreement on or before the expiration of the Study Period, the Purchaser shall be deemed to have waived any and all claims against Seller on account of such inaccuracy (including the right to terminate this Agreement following the expiration of the Study Period).

ARTICLE IV
PURCHASER’S REPRESENTATIONS AND WARRANTIES

In order to induce the Seller to enter into this Agreement and to sell the Property, the Purchaser hereby makes the following representations and warranties, each of which is made to Purchaser’s knowledge:

4.1  Organization and Power.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchaser hereunder.

4.2  Authorization and Execution.  This Agreement has been duly authorized by all necessary action on the part of the Purchaser, has been duly executed and delivered by the Purchaser, constitutes the valid and binding agreement of the Purchaser and is enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.  The Person executing this Agreement on behalf of the Purchaser has the authority to do so.

4.3  Non-contravention.  The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of Applicable Law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser or result in the creation of any lien or other encumbrance on any asset of the Purchaser.

4.4  Litigation.  There is no action, suit or proceeding, pending or known to be threatened, against or affecting the Purchaser in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

4.5  OFAC.  The Purchaser represents and warrants to Seller that neither Purchaser nor any affiliate of the Purchaser is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or is similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

4.6  AS IS, WHERE IS. EXCEPT AS SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT:

(a)           PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE PROPERTY IS BEING SOLD TO PURCHASER AND PURCHASER AGREES TO PURCHASE AND ACCEPT THE PROPERTY, AND EACH AND EVERY PART AND COMPONENT THEREOF, IN AN “AS IS, WHERE IS” CONDITION AS OF THE CLOSING WITH NO REPRESENTATIONS OR WARRANTIES FROM SELLER, EITHER EXPRESS OR IMPLIED EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.  PURCHASER AGREES THAT PURCHASER IS NOT RELYING UPON, AND HAS NOT RECEIVED OR BEEN GIVEN, ANY REPRESENTATIONS (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT), STATEMENTS OR WARRANTIES (ORAL OR WRITTEN, IMPLIED OR EXPRESS) OF OR BY ANY OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER, OR ANY SALESPERSON OR BROKER (IF ANY) INVOLVED IN THIS TRANSACTION, AS TO THE PROPERTY OR ANY PART OR COMPONENT THEREOF IN ANY RESPECT, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATIONS, STATEMENTS OR WARRANTIES AS TO THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY, THE FITNESS OF THE PROPERTY FOR USE AS A HOTEL, THE FINANCIAL PERFORMANCE OR POTENTIAL OF THE PROPERTY, THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE BUILDING, ZONING, SUBDIVISION, ENVIRONMENTAL, LIFE SAFETY OR LAND USE LAWS, CODES, ORDINANCES, RULES, ORDERS, OR REGULATIONS, OR THE STATE OF REPAIR OF THE PROPERTY, AND PURCHASER, FOR ITSELF AND ITS HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, WAIVES ANY RIGHT TO ASSERT ANY CLAIM OR DEMAND AGAINST SELLERS AT LAW OR IN EQUITY RELATING TO ANY SUCH MATTER, WHETHER LATENT OR PATENT, DISCLOSED OR UNDISCLOSED, KNOWN OR UNKNOWN, NOW EXISTING OR HEREAFTER ARISING.  EXCEPT FOR ANY TITLE OR SURVEY MATTERS CREATED SOLELY BY SELLER IN VIOLATION OF THIS AGREEMENT, PURCHASER AGREES THAT IT SHALL HAVE NO RECOURSE WHATSOEVER AGAINST SELLER, AT LAW OR IN EQUITY, SHOULD THE SURVEY OR THE TITLE INSURANCE COMMITMENTS OR THE TITLE POLICIES FAIL TO DISCLOSE ANY MATTER AFFECTING THE PROPERTY OR REVEAL ANY SUCH MATTER IN AN INACCURATE, MISLEADING OR INCOMPLETE FASHION OR OTHERWISE BE IN ERROR.  PURCHASER ACKNOWLEDGES THAT IT SHALL REVIEW THE SURVEY AND THE TITLE INSURANCE COMMITMENTS (AS SAME MAY BE MARKED AT CLOSING) AND TO DISCUSS THEIR CONTENTS WITH THE INDEPENDENT CONTRACTORS WHO PREPARED OR ISSUED EACH OF THEM.  PURCHASER ACCORDINGLY AGREES TO LOOK SOLELY TO THE PREPARER OF THE SURVEY AND THE ISSUER OF THE TITLE INSURANCE COMMITMENTS AND TITLE POLICIES FOR ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH SUCH INSTRUMENTS AND HEREBY RELEASES SELLERS FROM ANY SUCH CLAIM (EXCEPT FOR ANY CLAIM THAT SELLERS AGREE TO CURE AS SET FORTH IN THIS AGREEMENT).

(b)           Purchaser recognizes that the Real Property and Personal Property are not new and that there exists a possibility that the Property is not in compliance with the requirements which would be imposed on a newly constructed building by presently effective federal, state and local building, plumbing, electrical, fire, health, handicap, environmental and life safety laws, codes, ordinances, rules, orders and/or regulations (collectively, the “building codes”).  The Hotel and other improvements on the Land may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical, or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building.  Purchaser will have the opportunity, as provided for in Section 2.4, to investigate and inspect the Property and review the results of such investigations and inspections of the Property as Purchaser deemed necessary with respect to all such matters.  Purchaser agrees to accept and shall the Property in an “AS-IS, WHERE IS” condition and at Closing to accept and assume the risk of noncompliance of the Property with all such building codes.  Purchaser waives any right to excuse (except as specifically set forth in this Agreement) or delay performance of its obligations under this Agreement or to assert any claim against Sellers (before or after Closing) arising out of any failure of the Property to comply with any such building codes.

(c)           It is specifically understood and agreed by Seller and Purchaser that Seller does not make, and, except as expressly provided in this Agreement, shall not be deemed to have made, any representation, warranty or covenant with respect to (i) any Environmental Laws that may affect any of the Property or (ii) the presence or absence of any Hazardous or Toxic Substances in, on, above, under or about any of the Property (“Environmental Conditions”).  From and after Closing, Purchaser agrees for itself and for its heirs, successors and assigns, to waive all of its rights under this Agreement, if any, and any Environmental Laws to require Seller to remediate or “clean up” the Property and releases Seller from any liability of any kind or nature arising with respect to any Environmental Conditions at the Property.  As used in this Agreement, (A) the term “Environmental Laws” means all federal, State and local laws, codes, ordinances, rules, orders and regulations now or hereafter in effect relating to pollution or the protection of the environment, including without limitation, all laws, codes, ordinances, rules, orders and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge, spill or disposal of any or all Hazardous or Toxic Substances, and (B) the term “Hazardous Substances” or “Toxic Substances” means materials and substances defined as “hazardous substances”, “hazardous wastes”, “toxic substances” or “toxic wastes” in (I) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1988, and any further amendments thereto and rules, orders and regulations thereunder; (II) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any further amendments thereto and rules, orders and regulations thereunder; or (III) any other Environmental Laws.  Purchaser acknowledges and agrees that:  (a) Purchaser is an experienced and sophisticated owner of real property; (b) Purchaser has expressly negotiated the limitations of liability contained in this Section; and (c) the limitations contained in this Section are reasonable.  Purchaser acknowledges and agrees that Seller has agreed to enter into this Agreement in consideration for and in reliance upon the foregoing limitations of liability, and that the consideration under this Agreement is based in part on the limitations of liability.

(d)           Purchaser acknowledges and agrees that:  (a) Purchaser is an experienced and sophisticated owner of real property; (b) Purchaser has expressly negotiated the limitations of liability contained in this Section; and (c) the limitations contained in this Section are reasonable.  Purchaser acknowledges and agrees that Seller has agreed to enter into this Agreement in consideration for and in reliance upon the foregoing limitations of liability, and that the consideration under this Agreement is based in part on the limitations of liability.

(e)           The provisions of this Article IV shall survive Closing.

4.7  Condition of the Property at Closing.  Notwithstanding anything to the contrary contained in this Agreement, Seller agrees to convey the Property to the Purchaser on the Closing Date free and clear of: (i) any liens, mortgages, or monetary encumbrances that are not assumed or the result of any action taken by the Purchaser; (ii) except for the Management Agreement, all service or maintenance contracts, management or employment agreements, utility contracts, contracts for the purchase of supplies, insurance contracts, airline agreements, corporate account agreements, travel agency agreements, telephone service agreements, yellow pages or other advertising agreements, contracts for the leasing or licensing of Personal Property that the Purchaser has not specifically requested the right to assume; (iii) obligations to pay leasing or sales commissions or fees or any other oral or written understandings, leases, or agreements with any person pertaining to the Property, or the Hotel that the Purchaser has not specifically requested the right to assume; (iv) except for Manager and any Hotel guests, tenants, guests, licensees, or any other occupants of the Property and any of the property of such entities or individuals; and (v) the Hotel Agreements.  Seller agrees to indemnify, defend, save and hold the Purchaser and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors, attorneys, accountants, consultants and any successors or assigns of the foregoing (collectively with the Purchaser, the “Purchaser Related Parties”) harmless from and against any and all liabilities or Losses incurred by any of the Purchaser Related Parties, to the extent such liabilities or Losses arise out of or are in any way related to the failure of Seller to deliver the Property in the condition required under this Section 4.7.  As used herein “Losses” shall mean any and all losses, costs, damages, liens, claims, judgments, debts, liabilities and/or expenses, including, but not limited to, reasonable attorneys’ fees, court costs and disbursements.  The obligations under this Section 4.7 shall survive the Closing of this Agreement.

ARTICLE V
CONDITIONS PRECEDENT

5.1  As to the Purchaser’s Obligations.  Subject to the provisions of Section 8.1, the Purchaser’s obligations hereunder are subject to the timely satisfaction of the following conditions precedent on or before the Closing Date or such earlier date as is set forth below.

(a)  Seller’s Deliveries.  The Seller shall have delivered to or for the benefit of the Purchaser, on or before the Closing Date, all of the documents required of the Seller pursuant to Sections 6.2 and 6.4 hereof.

(b)  Representations, Warranties and Covenants; Obligations of the Seller; Certificate.  All of the Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and the Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement.  Further, a duly authorized officer of the Seller shall have executed at Closing a “bring down certificate” with respect to the aforesaid representations and warranties.

(c)  Owner’s Title Policy.  The Purchaser’s receipt of written confirmation from the Title Company that the Title Company will issue the Owner’s Title Policy immediately upon the Closing with no exceptions other than the Permitted Exceptions.

(d)  Condition of Property.  Seller shall convey the Property to the Purchaser in the condition required under this Agreement, including, without limitation, Section 4.7.

Each of the conditions contained in this Section are intended for the benefit of the Purchaser and may be waived in whole or in part, by the Purchaser.  In the event that Purchaser elects to terminate this Agreement as a result of a failure of a condition precedent to Purchaser’s obligations, Purchaser shall be authorized to terminate this Agreement and receive a refund of the Earnest Money, less the Independent Contract Consideration, without any further notice to Escrow Agent.

5.2  As to the Seller’s Obligations.  Subject to the provisions of Section 8.2, the Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent:

(a)  Purchaser’s Deliveries.  The Purchaser shall have delivered to or for the benefit of the Seller, on or before the Closing Date, all of the documents and payments required of the  Purchaser pursuant to Sections 6.3 and 6.4 hereof.

(b)  Representations, Warranties and Covenants; Obligations of the Purchaser; Certificate.  All of the Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and the Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.  Further, a duly authorized officer of the Purchaser shall have executed at Closing a “bring down certificate” with respect to the aforesaid representations and warranties.

Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller.  In the event that Seller elects to terminate this Agreement as a result of a failure of a condition precedent to Seller’s obligations, Seller shall be authorized to terminate this Agreement and shall direct the Escrow Agent to refund of the Earnest Money, less the Independent Contract Consideration, to Purchaser without any further notice to Escrow Agent.

ARTICLE VI
  CLOSING

6.1  Closing.  The Closing shall occur on the Closing Date; provided, however, that Seller shall have the right to extend the Closing Date from August 20, 2012,  until September 7, 2012, upon delivery of written notice to the Purchaser no later than 12:00 p.m. (Pacific Time) on August 17, 2012.  As more particularly described below, at the Closing the parties hereto will (a) execute or cause to be executed (and acknowledged where appropriate) all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (b) deliver or cause to be delivered the same to the Escrow Agent, and (c) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby.  The Closing will occur through escrow, at the Title Company, or at any such other place as the Seller and the Purchaser may mutually agree.  At the Closing, the Purchaser shall deliver the balance of the Purchase Price to Escrow Agent as provided herein.  As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto.  Possession of the Property shall be delivered to the Purchaser at the Closing, subject only to the Permitted Exceptions.

6.2  Seller’s Deliveries.  At the Closing, the Seller shall deliver (or cause to be delivered) to the Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of the Seller, and shall be dated to be effective as of the Closing Date:

(a)  The Deed.

(b)  The Bill of Sale and General Assignment.

(c)  Certificate(s)/ Registration of Title for any vehicle owned by Seller and used in connection with the Property (if any).

(d)  The FIRPTA Certificate.

(e)  Any other document or instrument specifically required by this Agreement.

The Seller shall also cause the Manager to deliver to the Purchaser or make available to the Purchaser at the Property:

(a)  all original Warranties, Guarantees and Hotel Agreements to be assigned to and assumed by the Purchaser and in the Seller’s or Manager’s possession,

(b)  information as to all Advance Bookings, in reasonable detail so as to enable the Purchaser to honor the Seller’s commitments in that regard,

(c)  information as to outstanding Accounts Receivable as of midnight on the date prior to the Closing, including the name of each account and the amount due,

(d)  all keys, passwords, access cards, combinations, codes and other similar entry or control devices with respect to the Property.

6.3  Purchaser’s Deliveries.  At the Closing, the Purchaser shall deliver to Escrow Agent the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of the Purchaser, and dated as of the Closing Date:

(a)  The Bill of Sale and General Assignment.

(b)  Any other document or instrument specifically required by this Agreement.

(c)  At the Closing, the Purchaser shall deliver to Escrow Agent the Purchase Price (less the Earnest Money) as described in Section 2.2 hereof.

6.4      Mutual Deliveries.  At the Closing, the Purchaser and the Seller shall mutually execute and deliver each to the other:

(a)  A closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

(b)  Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company to consummate the transactions contemplated by this Agreement and which are not inconsistent with the Agreement or the other Closing Documents.

6.5  Closing Costs.  The Seller and Purchaser shall equally divide any escrow fees or similar charges charged by the Title Company, together with any documentary stamp tax on the deed or other sales or transfer taxes incurred in connection with the conveyance of the Property.  Purchaser shall pay for the premium for the Owner’s Title Policy, all recording fees and all costs and expenses related to Purchaser’s inspections or tests undertaken by the Property.  Unless the payment of any other cost is specifically provided for in this Agreement, all other costs shall be apportioned between the parties by the Title Company in the manner customary in the location of the Real Property, for properties of a similar nature.  Except as otherwise provided in Section 8.3, each party shall be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.

6.6  Revenue and Expense Allocations.  All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Seller and the Purchaser as provided herein.  The Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and the Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing; provided that the housekeeping costs and the Rooms Ledger for the date of Closing shall be shared equally between the Seller and the Purchaser.  Except as may otherwise provided for under the Assignment and Assumption Agreement, Seller shall be responsible for all fees, costs or expenses associated with the Management Agreement except for any fee, costs or expenses incurred by the Purchaser following the Closing Date or any liabilities or obligations arising from the operation or ownership of the Property following the Closing Date.  Any prorations hereunder shall also take into account the termination of any agreements as required by Section 4.7 above, and any costs associated therewith shall be the sole cost and expense of Seller.  Such adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by the Purchaser pursuant to Section 2.2 hereof.  All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation.  Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:

(a)  Current rents.

(b)  Real estate and personal property taxes (with maximum allowable discounts for early or prompt payment).

(c)  Revenue and expenses under the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements to be assigned to and assumed by the Purchaser.

(d)  Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity, but excluding any utility deposits).  To the extent reasonably practicable, the Parties shall endeavor to have the utility read the meter as early as possible on the Closing Date, render a final bill to Seller based on such reading and bill all subsequent service to Purchaser.

(e)  Municipal or other governmental improvement liens and special assessments, which shall be paid by the Seller at Closing where the work has been assessed, and which shall be assumed by the Purchaser at Closing where the work has not been assessed; provided, however, that if such liens or assessments are payable in installments, the Seller shall be responsible for the payment of such installments relating to periods prior to the Closing Date and the Purchaser shall be responsible for the payments of such installments relating to periods on and subsequent to the Closing Date.

(f)  License and permit fees, where transferable.

(g)  All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.

(h)  The Rooms Ledger and housekeeping costs for the date of Closing (to be apportioned equally between the Seller and the Purchaser).

(i)  Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.

The Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date.  The Purchaser shall receive a credit against the Purchase Price for the total of (a) prepaid rents, (b) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, and (c) unforfeited security deposits together with any interest payable to a tenant thereon held by the Seller under Occupancy Agreements.  At Closing, the Seller shall sell to the Purchaser in connection with the Hotel, and Purchaser shall purchase from the Seller at face value: (A)  all petty cash funds in connection with the hotel guest operations at the Property; and (B) the so-called "guest ledger" (but not any other guest receivables) as mutually approved by the Seller and the Purchaser of guest accounts receivable payable to the Hotel as of the check out time for the Hotel on the Closing Date (based on guest and customers then using the Hotel) both (i) in occupancy from the preceding night through check out time the morning of the Closing Date, and (ii) previously in occupancy prior to check out time on the Closing Date and still in occupancy through check out time the morning of the Closing Date.  For purposes of this Agreement, transfer or sale at face value shall have the following meanings: (I) for petty cash, an amount equal to the total of all petty cash funds on hand and transferred to the Purchaser; and (II) for the guest ledger, the total of all credit card accounts receivable as shown on the records of the Hotel, less actual collections (i.e., fees retained by credit card companies), less accounting charges for rooms furnished on a gratuity or complimentary basis to any hotel staff or as an accommodation to other parties and less the Purchaser's one-half (1/2) share of Rooms Ledger.  The purchase price of said petty cash fund and guest ledger shall be paid to the Seller at Closing by a credit to the Seller in the computation of adjustments and prorations on the Closing Date.  The procedure and method of making the proration adjustments set forth in this Section 6.6 is attached to this Agreement as Exhibit B.

The Purchaser shall receive a credit for all retail sales (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions up to but not including the date of Closing.  Any such taxes applicable to the Rooms Ledger shall be apportioned equally between the Seller and the Purchaser.  The Seller shall cooperate reasonably with the Purchaser to permit the Purchaser to obtain, if desired by the Purchaser, sale and occupancy tax clearance certificates from the State in which the Real Property is located.

If accurate allocations cannot be made at Closing because current bills or receipts are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense.  The obligation to make the adjustment shall survive the Closing of the transaction contemplated by this Agreement.  Any revenue received or expense incurred by the Seller or by the Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. With respect to any closing statements amounts or issues relating to prorations that are not agreed upon at Closing, the Seller and the Purchaser shall thereafter work in good faith to resolve such amounts or issues; provided that if such amounts or issues are not fully agreed upon and paid within sixty (60) days after the Closing, then, in such event, at the election of either Seller or Purchaser such amounts or issues shall be submitted to an independent certified public accountant with a hospitality practice reasonably acceptable to the Seller and the Purchaser for final resolution, and the Seller and the Purchaser agree to be bound by the determination of such accountant.  The costs and expenses incurred in connection with the services of such accountant shall be borne equally by the Seller and the Purchaser.  The provisions of this Section 6.6 shall survive the Closing.

6.7  Safe Deposit Boxes.  On the Closing Date, the Seller shall cause the Manager to make available to the Purchaser at the Hotel all receipts and agreements in the Manager’s possession relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in Hotel.  During the Study Period, the Seller and the Purchaser shall mutually agree upon a procedure to provide notice to each Hotel guest utilizing a safe deposit box on the Closing Date about the sale of the Property and to cause each such Hotel guest to adhere to the procedure set forth in the notice so that a proper inventory can be prepared and an orderly transition made.  From and after the Closing, the Seller and the Manager shall be relieved of any and all responsibility in connection with each said box, and the Purchaser shall indemnify, defend and hold the Seller and the Manager and harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) with respect to such safety deposit box arising after the Closing.  The Seller hereby agrees to hold the Purchaser harmless from any other liability or claims with respect to such safe deposit boxes arising prior to the Closing Date.  The provisions of this Section 6.7 shall survive the Closing.

6.8  Inventory of Baggage.  The representatives of the Seller and/or the Manager, and of the Purchaser shall prepare an inventory of baggage at the Hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (c) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (d) all items contained in the Hotel lost and found.  The Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and the Purchaser shall indemnify, defend and hold the Seller and the Manager harmless from and against any claim liability, cost or expense (including reasonable attorneys’ fees) incurred by the Seller or the Manager or any Affiliate thereof with respect thereto arising after the Closing Date.  The Seller hereby agrees to hold the Purchaser harmless from any other liability or claims with respect to such inventory of baggage arising prior to the Closing Date.  The provisions of this Section 6.8 shall survive the Closing.

6.9  Accounts Receivable. It is expressly agreed by and between Purchaser and Seller that Seller is not hereby agreeing to sell to Purchaser, and Purchaser is not hereby agreeing to purchase from Seller, any of Seller’s accounts receivable. All of Seller’s accounts receivable shall be and remain the property of Seller. At the Closing, Seller shall prepare a list of its outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due to Seller. Purchaser shall hold any funds received by Purchaser explicitly designated as payment of such accounts receivable, if Purchaser actually receives any such amounts, and shall pay the monies collected in respect thereof to Seller at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. It is generally the intention of Purchaser and Seller that although all of Seller’s accounts receivable shall be and remain the property of Seller, if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to Seller in the manner above provided. Nothing herein contained shall be construed as requiring Purchaser to remit to Seller any funds collected by Purchaser on account of Purchaser’s accounts receivable generated from Hotel operations after the Closing, even if the person or entity paying same is also indebted to Seller.

6.10  Accounts Payable.  The Purchaser shall receive a credit for any and all accounts payable owed by the Seller in connection with the Property as of the Closing Date.

6.11  Payment to Lender.  As of the date of this Agreement, the Property is encumbered by a mortgage as security for a loan in the original principal amount of $5,000,000 (the “Loan”), made by LNV Corporation (as successor-in-interest to Citicorp North America, Inc.) (“Lender”), and evidenced by that certain Deed to Secure Debt and Security Agreement, dated May 27, 2010, filed June 3, 2010, and recorded in Deed Book 49071, Page 213, Fulton County, Georgia records, as assigned by that certain Assignment of Deed to Secure Debt and Security Agreement, dated December 2, 2010, filed March 28, 2011, and recorded in Deed Book 49943, Page 580, in the Fulton County, Georgia records (as assigned, the “Mortgage”).  Prior to the Closing Date, Seller hereby agrees to use commercially reasonable efforts to minimize or eliminate any fees or penalties on the prepayment of the Loan (a “Prepayment Penalty”).   In the event that, despite the foregoing efforts, Seller is required to pay a Prepayment Penalty to Lender, Seller and the Purchaser hereby agree that: (a) Seller shall cause Lender to deliver a written statement to Escrow Agent (e.g., a beneficiary statement or escrow instruction), which states the requisite sums due and owing to Lender in conjunction with satisfaction Loan and release of the Mortgage, including the separate identification of any Prepayment Penalty; (b) any Prepayment Penalty shall be allocated between Seller and the Purchaser as follows: (i) Seller shall be solely responsible for up to the first $300,000 of the Prepayment Penalty, (ii) the Purchaser shall reimburse Seller for up to the next $200,000 of the Prepayment Penalty, (iii) the Purchaser shall reimburse Seller an amount equal to fifty percent (50%) of up to the next $200,000 of the Prepayment Penalty, and (iv) Seller shall be solely responsible for any portion of the Prepayment Penalty in excess of $700,000; and (c) the Purchaser shall only be obligated to deliver, or cause the delivery of, its portion of any Prepayment Penalty to LNV Corporation through the Title Company (and such funds will be escrowed at Closing with the Title Company to accomplish the same to the extent LNV Corporation has demanded a Prepayment Penalty and Purchaser is obligated to pay a portion of such Prepayment Penalty as provided in this Section 6.11), and shall in no event be obligated to pay or otherwise deliver, or cause the payment or delivery of, any funds to any other party or entity, including, without limitation, Seller or any affiliate of Seller (except Moody National Title Company, if applicable, in its capacity as the substitute Title Company).  Except as provided in this Section 6.11, any and all other costs or obligations associated with the satisfaction of the Loan and release of the Mortgage shall be the sole responsibility of Seller.  Nothing contained in this Section 6.11 shall otherwise excuse or otherwise diminish Seller’s obligation to deliver the Property to the Purchaser at Closing in the condition required under Section 4.7 above.

6.12  Payment of Manager Termination Fee.  In conjunction with the Purchaser’s acquisition of the Property and notwithstanding the Purchaser’s assumption of the Management Agreement, Seller and the Purchaser acknowledge and agree that Manager has agreed to terminate the Management Agreement on or before September 14, 2012.  Seller hereby covenants and agrees to satisfy, or cause the satisfaction of, any and all obligations and requirements necessary to obtain Manager’s release of a fully effective and binding Assignment and Assumption Agreement on August 20, 2012, and approval of the termination of the Management Agreement, including, without limitation, delivery of the payment to Manager on August 20, 2012, of the Franchise Termination Fee identified in Section 2.2(b) above and any other sums required by Manager from Seller or any Affiliates of Seller (the “Manager Termination Payment”); provided, however, the Seller shall not be responsible for the failure of Purchaser to satisfy any of Manager’s requirements of the Purchaser in order to obtain Manager’s release of the Assignment and Assumption Agreement and approval of the termination of the Management Agreement.

ARTICLE VII
GENERAL PROVISIONS

7.1  Fire or Other Casualty.  The Seller agrees to give the Purchaser prompt notice of any fire or other casualty to the Property occurring between the Effective Date and the Closing Date of which the Seller has knowledge.  If, prior to Closing, the Property is damaged by fire or other casualty, then the Purchaser may terminate this Agreement by written notice given to the Seller within ten (10) days after the Seller has given the Purchaser the notice of damage or casualty referred to in this Section 7.1, or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder with respect to the Property except those which expressly survive a termination of this Agreement.

7.2  Condemnation.  After the Effective Date, the Seller agrees to give the Purchaser prompt written notice of any knowledge of or notice of any taking by condemnation of any part of or rights appurtenant to the Real Property.  If taking will materially interfere with the operation or use of any Real Property which constitutes a part of such Real Property, the Purchaser may terminate this Agreement by written notice to the Seller given within ten (10) days after the Seller has given the Purchaser the notice of taking referred to in this Section 7.2, or on the Closing Date, whichever is earlier.  If the Purchaser exercises its option to terminate its obligations to purchase the Property pursuant to this Section 7.2, the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of the Agreement.  If the Purchaser does not so elect to terminate this Agreement, then the Closing shall take place as provided herein, and the Seller shall assign to the Purchaser at the Closing all of the Seller’s interest in any condemnation award which may be payable to the Seller on account of any such condemnation and, at Closing, the Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by the Seller between the Effective Date and Closing less (a) any amounts reasonably expended by the Seller in collecting such sums and (b) any amounts reasonably used by the Seller to repair the Property as a result of such condemnation.  If, prior to Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Property that does not materially interfere with the operation or use of the Real Property which constitutes a part of the Property, the Purchaser shall not have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but the Seller shall assign to the Purchaser at Closing all of the Seller’s interest in any condemnation award which may be payable to the Seller on account of any such condemnation and, at Closing, the Seller shall credit to the amount of the Purchase Price payable by the Purchaser the amount, if any, of condemnation proceeds received by the Seller between the Effective Date and Closing less (a) any amounts reasonably expended by the Seller in collecting such sums and (b) any amounts reasonably used by the Seller to repair the Property as a result of such condemnation.  Provided the Purchaser has not exercised its right to terminate this Agreement pursuant to Section 7.2, the Seller shall notify the Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and the Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation.

7.3  Broker.  Seller and Purchaser each represents and warrants to the other that it has not employed any real estate sales representatives or brokers regarding the transaction contemplated by this Agreement other than, in Purchaser’s case, the engagement of Paramount Lodging Advisors, Inc. (“Purchaser’s Broker”), in respect of which Purchaser shall be solely responsible for the payment of any brokerage or commission payment, pursuant to the terms of a separate written agreement between Purchaser and Purchaser’s Broker.  Seller shall indemnify, defend and hold Purchaser harmless from any commission or fee claimed to be owing due to the acts of Seller.  Purchaser shall indemnify, defend and hold Seller harmless from any commission or fee claimed to be owing due to the acts of Purchaser.  This section relates solely to the transaction contemplated by this Agreement between Seller and Purchaser and shall not create any third party right or obligation in favor of either or any broker.  The provisions of this Section 7.3 shall survive the Closing and any termination of this Agreement.

ARTICLE VIII
DEFAULT; TERMINATION RIGHTS

8.1  Default by Seller.  If the sale contemplated hereby is not consummated because of a default by Seller in its obligation to sell the Property in accordance with this Agreement after Purchaser has performed or tendered performance of all of its obligations in accordance with this Agreement, then Purchaser, as its sole and exclusive remedy shall elect either (a) to terminate this Agreement, in which event all other rights and obligations of the Seller and the Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately and the Purchaser shall receive the “Termination Fee” as set forth below; or (b) to waive such matter or condition and proceed to Closing, with no reduction in the Purchase Price.  In the event of such termination, the Earnest Money shall be refunded by the Escrow Agent to the Purchaser.  Notwithstanding the preceding sentence, if, at Closing, the Seller fails to comply in any material respect with any of its obligations contained in Article VI (the “Closing Obligations”), and if all conditions precedent to the Seller's obligations hereunder have been satisfied and the Purchaser has fully performed all of its obligations under the Agreement, the Purchaser shall have, in addition to the Purchaser's remedies contained in the preceding sentence, the option to waive all other actions, rights, or claims for damages for such failure, other than costs and expenses incurred in enforcing this Agreement, and to bring an equitable action to enforce the Closing Obligations by specific performance; provided, (i) the Purchaser shall provide written notice of the Purchaser's intention to enforce the Closing Obligations by specific performance, and (ii) the Purchaser's suit for specific performance shall be filed against the Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the Closing Date, failing which, the Purchaser shall be barred from enforcing the Closing Obligations by specific performance and shall be deemed to have elected to terminate this Agreement as provided herein.  In the event the a court prohibits specific performance or if Seller intentionally refuses to close such transaction, Purchaser may pursue a claim for monetary damages in an amount not to exceed Purchaser's actual and verifiable expenses in connection with this transaction.  In the event the Purchaser elects to terminate this Agreement in accordance with clause (a) of this Section 8.1, then the Purchaser shall be entitled to receive the sum of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) (the “Termination Fee”) from the Seller as liquidated damages and not as penalty, in full satisfaction of its claims against the Purchaser hereunder.  SELLER AND PURCHASER AGREE THAT THE PURCHASER’S DAMAGES RESULTING FROM THE SELLER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE AND THE TERMINATION FEE IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SAID DAMAGES TO BE CERTAIN.

8.2  Default by Purchaser. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with this Agreement, the Seller, as its sole and exclusive remedy, shall be permitted to terminate this Agreement in which event the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement.  In the event of such termination, the Seller shall be entitled to receive the Earnest Money from the Escrow Agent as liquidated damages and not as penalty, in full satisfaction of its claims against the Purchaser hereunder.  SELLER AND PURCHASER AGREE THAT THE SELLER’S DAMAGES RESULTING FROM THE PURCHASER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE AND THE EARNEST MONEY IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SAID DAMAGES TO BE CERTAIN.

8.3  Costs and Attorneys’ Fees.  In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels.  The provisions of this Section 8.3 shall survive the termination of this Agreement.

8.4  Limitation of Liability.  Notwithstanding anything herein to the contrary, the liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages.  The provisions of this Section 8.4 shall survive the termination of this Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1  Completeness; Modification.  This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto.  This Agreement may be modified only by a written instrument duly executed by the parties hereto.

9.2  Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

9.3  Days.  If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday.  Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

9.4  Governing Law.  This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state in which the Property is located without regard to its principle of conflicts of law.

9.5  Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof.  All counterparts hereto shall collectively constitute a single agreement.  Telecopied signatures shall have the same valid and binding effect as original signatures.

9.6  Severability.  If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.7  Costs.  Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

9.8  Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below.  Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.

If to Seller:	Moody National RI Perimeter Holding, LLC
6363 Woodway, Suite 110
Houston, Texas 77057
Attn: Brett Moody/ Lisa Bunner
Telephone: (713) 977-7500
Facsimile: (713) 977-7505
E-mail: bmoody@moodynational.com/ lbunner@moodynational.com

If to Purchaser:	6096 Barfield Road, LLC
c/o Hawkins Way Properties, LLC
11828 La Grange Avenue, Suite 200
Los Angeles, California 90025
Attention: Ross Walker and Karan Suri
Telephone: (310) 477-3593
Facsimile: (310) 477-2522
E-mail: rwalker@wolffurban.com
karan.suri@menlocap.com

If to Escrow Agent:	First American Title Insurance Company
Attn: Mr. Maurice Neri
777 South Figueroa Street, 4th Floor
Los Angeles, California 90017
Telephone: (800) 668-4853 (Main)
(213) 271-1737 (Direct)
Facsimile: (714) 361-3603
E-mail: mneri@firstam.com

or to such other address as the intended recipient may have specified in a notice to the other party.  Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.

9.9  Escrow Agent.  Escrow Agent has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent.  Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct; (b) for any legal effect, insufficiency, or undesirability or any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequences of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow.  Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine.  In the event of any dispute as to the disposition of any monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court such monies held by Escrow Agent, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder.  Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

9.10  Incorporation by Reference.  All of the exhibits and schedules attached hereto are by this reference incorporated and made a part hereof.

9.11  Further Assurances.  The Seller and the Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section shall not increase the liability of the complying party.

9.12  No Partnership.  This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.

9.13  Time of Essence.  Time is of the essence with respect to every provision hereof.

9.14  Signatory Exculpation.  The signatory(ies) for the Seller and the Purchaser is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

9.15  Rules of Construction.  The following rules shall apply to the construction and interpretation of this Agreement:

(a)  Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)  All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)  The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)  Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

9.16  No Recording.  Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.

9.17  Electronic Signatures.  For purposes of this Agreement, the parties agree that facsimile signatures and/or signatures transmitted electronically in “pdf” format shall be deemed to be, and shall have the same force and effect as, original signatures; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile or pdf signature.

9.18  Assignment by Purchaser.  Other than to an Affiliate of the Purchaser, the Purchaser may not assign its rights hereunder without the prior consent of Seller; however, any such assignment (including one to the Purchaser's Affiliate) shall not relieve the Purchaser of its pre-Closing obligations under this Agreement.

9.19  Waiver.  The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving.  No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.20  Section 1031 Exchange.  Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had such party not consummated its purchase or sale through an Exchange.  Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code.  In connection with such cooperation, Seller agrees, upon request of Purchaser to “direct deed” for actual interests in the property to designees of Purchaser.

9.21  Confidentiality.  Purchaser acknowledges that the existence of the transaction described herein and any documents, materials, instruments, records or other information delivered by Seller to Purchaser pursuant to this Agreement (“Information”), shall be kept confidential by Purchaser, will not be used for any purpose other than in connection with Purchaser’s due diligence, and Purchaser shall neither disclose nor allow the disclosure of the Information or the existence of the transaction to anyone other than Purchaser’s Parties as are appropriate in order to conduct its due diligence.   Except for any disclosures required by law, prior to the Closing, Seller and the Purchaser agree to keep this Agreement confidential and not disclose or make any public announcements with respect to the subject matter hereof without the consent of the other party; provided, however, either party may make disclosures (i) to Escrow Agent, the Title Company, governmental agencies and its advisors, lenders, attorneys, accountants and investors to the extent reasonably necessary to consummate the transactions set forth herein, or (ii) otherwise to comply with applicable securities laws as determined by such party.

 [SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement of Purchase and Sale to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

MOODY NATIONAL RI PERIMETER HOLDING, LLC, a Delaware limited liability company

By: /s/ Brett C. Moody Name: Brett C. Moody
Title: President

MOODY MT:

Moody National RI Perimeter Master Tenant, LLC, a Delaware limited liability company

By: /s/ Brett C. Moody Name: Brett C. Moody
Title: President

Signature Page

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement of Purchase and Sale to be executed in their names by their respective duly authorized representatives.

PURCHASER:

6096 BARFIELD ROAD, LLC,
a Delaware limited liability company

By: Live + Learn Properties Fund I, LLC,
a Delaware limited liability company
Its: Sole Member

By: Hawkins Way Capital, LLC,
a Delaware limited liability company
Its: Manager

By: /s/ Karan Suri Name: Karan Suri
Title: Managing Director

EXHIBIT A
LEGAL DESCRIPTION

EXHIBIT “A”

EXHIBIT B

PROCEDURE AND METHOD OF PRORATION
AND OTHER ADJUSTMENTS

Prior to the Closing, the Seller and the Purchaser shall jointly prepare a proposed closing statement containing the parties’ reasonable estimate of the items requiring proration and adjustment under Section 6.6 and other applicable Sections of this Agreement.  Subsequent to the Closing, final adjustments and resulting payments between the parties (“true-ups”) shall be made in cash or immediately available funds as soon as practical, but not later than one hundred twenty (120) days following the Closing Date.

EXHIBIT “B”

EXHIBIT C

PERMITTED EXCEPTIONS

Any policy we issue will have the following exceptions unless they are taken care of to our satisfaction.

1.	Taxes or assessments of any taxing authority that levies taxes or assessments on real property.

2.	Intentionally Omitted.

3.	Intentionally Omitted.

4.	Intentionally Omitted.

5.	Any mineral or mineral rights leased, granted or retained by current or prior owners.

6.	Taxes and assessments for the year 2012 which are liens and subsequent years, not yet due and payable, and taxes for prior years arising from reassessments or digest disputes.

NOTE:  The 2011 State and Fulton County, Georgia taxes were paid in the amount of $110,462.93 for tax map reference no. 17 0036 LL 075 5.

NOTE:  The 2011 tax assessment is Under Appeal and additional 2011 taxes may be billed.

NOTE:  The 2011 City of Sandy Springs, Georgia taxes were paid in the amount of $17,834.36 for tax map reference no. 17 0036 LL 075 5.

7.	Intentionally Omitted.

8.	Intentionally Omitted.

9.	Intentionally Omitted.

10.	Rights of upper and lower riparian owner’s in and to the waters of any creek or stream which bounds or traverses the land, free from increase, decrease or pollution.

11.	Intentionally Omitted.

12.
Easement from Mrs. Cora A. Douglas to Georgia Power Company dated September 16, 1941, filed for record October 7, 1941, and recorded in Deed Book 1801, Page 276, Fulton County, Georgia records.  (Applies to appurtenant easement area only)

13.
Right-of-Way Easement from Mrs. Cora A. Douglas to Georgia Power Company dated August 25, 1949, filed for record December 6, 1949, and recorded in Deed Book 2489, Page 84, aforesaid records. (Applies to appurtenant easement area only)

EXHIBIT “C”

14.
Sewer Easement from Mrs. Cora A. Douglas to Fulton County, Georgia, dated July 12, 1958, filed for record July 15, 1958, and recorded in Deed Book 3351, Page 203, aforesaid records. (Applies to appurtenant easement area only)

15.
Sewer Easement from Triland Holdings & Co. (formerly RST Investment Group), a Texas general partnership to Fulton County, Georgia, dated December 17, 1984, filed for record February 8, 1985, and recorded in Deed Book 9376, Page 306, aforesaid records. (Applies to appurtenant easement area only)

16.
Easement from Ramada Hotel Operating Co. to Georgia Power Company, dated May 29, 1986, filed for record April 29, 1987, and recorded in Deed Book 10783, Page 242, aforesaid records. (Applies to appurtenant easement area only)

17.
Water Meter Easement from Southeast General Development Corporation to City of Atlanta, a municipal corporation, dated January 24, 1973, filed for record March 5, 1973, and recorded in Deed Book 5768, Page 437, aforesaid records.

18.
Sanitary Sewer Easement from Southeast General Development Corporation to Westbury Square, Inc., dated July 6, 1973, filed for record July 11, 1973, and recorded in Deed Book 5862, Page 251, aforesaid records.

19.	Easement from American Development Corporation to Georgia Power Company, dated August 26, 1981, filed for record November 19, 1981, and recorded in Deed Book 8004, Page 192, aforesaid records.

20.
Easement for Existing Water Lines, Existing Sanitary Sewer Lines, Existing Brick Column and Iron Fence from American Development Corporation to Westbury Square Townhouses Association, Inc., a Georgia corporation, dated October 5, 1982, filed for record October 21, 1982, and recorded in Deed Book 8269, Page 196, aforesaid records.

21.
Terms and provisions of that certain Easement Agreement, by and among Triland Holdings & Co. (formerly RST Investment Group), a Texas general partnership, Dryman Developments, Inc., a Georgia corporation and The Griffin Company, a Georgia corporation, dated December 21, 1984, filed for record March 11, 1985, and recorded in Deed Book 9414, Page 490, aforesaid records; as re-recorded on June 4, 1986 in Deed Book 10132, Page 405, aforesaid records; as assigned by that certain Assignment and Assumption Agreement from Triland Investment Group, a Texas general partnership to R& E Hotel Venture Group, a Kansas general partnership, dated June 2, 1986, filed for record June 4, 1986, and recorded in Deed Book 10132, Page 413, aforesaid records.

22.
Sewer Easement from Triland Holdings & Co. (formerly RST Investment Group), a Texas general partnership to Fulton County, Georgia, dated December 17, 1984, filed for record June 4, 1986, and recorded in Deed Book 10132, Page 403, aforesaid records.

23.
Terms and provisions of that certain Easement and Maintenance Agreement, by and between Triland Investment Group, a Texas general partnership and Ramada Hotel Operating Company, Inc., a Delaware corporation, dated November 1, 1985, filed for record June 4, 1986, and recorded in Deed Book 10132, Page 409, aforesaid records; as assigned by that certain Assignment and Assumption Agreement from Triland Investment Group, a Texas general partnership to R & E Hotel Venture Group, a Kansas general partnership, dated June 2, 1986, filed for record June 4, 1986, and recorded in Deed Book 10132, Page 413, aforesaid records.

EXHIBIT “C”

24.
Easements as conveyed in Right-of-Way Deed from R & E Hotel Venture Group to Fulton County, Georgia, dated June 17, 1986, filed for record July 31, 1986, and recorded in Deed Book 10243, Page 159, aforesaid records.

25.
Terms and provisions of that certain Flood Plain Indemnification, by and between R & E Hotel Venture Group and Fulton County, a political subdivision of the State of Georgia, dated July 30, 1986, filed for record September 19, 1986, and recorded in Deed Book 10331, Page 461, aforesaid records; as re-recorded on September 23, 1986 in Deed Book 10335, Page 106, aforesaid records.

26.
Terms and provisions of that certain Easement Agreement, by and between Westbury Square Condominium Association and R & E Hotel Venture Group, a Kansas general partnership, having Hotel Development Corporation, a Kansas corporation and a subsidiary of Ritchie Associates, Inc., and Ecco Development Corporation, a Kansas corporation, as its general partners, dated September 23, 1986, filed for record September 24, 1986, and recorded in Deed Book 10340, Page 71, aforesaid records.

27.	Sewer Easement from R & E Hotel Venture Group to Fulton County, Georgia, dated November 24, 1986, filed for record December 26, 1986, and recorded in Deed Book 10519, Page 111, aforesaid records.

28.
Terms and provisions of that certain Easement and Maintenance Agreement, by and between Metric Partners Growth Suite Investors, L.P., a California limited partnership and Ramada Hotel Operating Company, Inc., a Delaware corporation, dated March 24, 1990, filed for record April 6, 1990, and recorded in Deed Book 13316, Page 147, aforesaid records.

29.	Intentionally Omitted.

30.	Intentionally Omitted.

EXHIBIT “C”